                                                                   EXHIBIT 10.35

      CONFIDENTIAL TREATMENT REQUESTED; PORTIONS OMITTED FROM THE PUBLICLY-FILED
       DOCUMENT AND FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY
                                                                        ASTERISK

                 AMENDMENT NO. 2 TO THE SHAREHOLDERS' AGREEMENT

     This Amendment No. 2 to the Shareholders' Agreement ("Amendment No. 2") is made and entered into effective as of January 27, 2006 by and among Shenzhen Huawei Investment & Holding Co. Ltd., a limited liability company organized and existing under the laws of the People's Republic of China ("Huawei Holding"), 3Com Technologies, a corporation organized under the laws of the Cayman Islands and a wholly owned subsidiary of 3Com Corporation ("3Com Technologies") and Huawei-3Com Co., Ltd., a company incorporated under the laws of Hong Kong ("JVCO"; each of JVCO, Huawei Holding and 3Com Technologies, a "Party" and, collectively, the "Parties").

                                    RECITALS

     WHEREAS, Huawei Holding, 3Com Technologies and JVCO are parties to that certain Shareholders' Agreement dated November 15, 2003, as amended by Amendment No. 1 to the Shareholders' Agreement, effective July 31, 2004 (as amended, the "Agreement"); and

     WHEREAS, the Parties desire to amend the Agreement to (i) provide a framework for necessary cooperation between 3Com and JVCO regarding, among other things, product development, (ii) allow JVCO to sell products in additional territories and (iii) make such other changes as set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

     1. Article V-A. A new section, ARTICLE V-A is added to the Agreement in its entirety as follows:

                                  "ARTICLE V-A

                PRODUCT DEVELOPMENT AND OPERATIONS COLLABORATION

     SECTION 5A.01. Product Development. 3Com Technologies and Huawei Holding agree that, once every quarter or as otherwise mutually agreed, 3Com's senior executive responsible for data, voice and security products (e.g., 3Com's General Manager for its Data Business Unit) and JVCO's senior executive for product development shall meet to jointly review and agree on JVCO's:

          (i)  product, solution and technology strategy;

          (ii) product roadmaps and product migration timing; and

          (iii) new technology development.

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The 3Com Parties agree to conduct the above meetings in good faith to ensure open and honest discussions. The purpose of the above activities is to review 3Com and JVCO's product roadmaps to allow for planned product migration by 3Com to JVCO-sourced products, based on agreed upon product roadmap and feature, quality and price requirements.

     SECTION 5A.02. *

          (I) *

          (II) *

          (III) *

     SECTION 5A.03. *

     2. Territories. The 3Com Parties and Huawei Parties agree that, to further increase the sales of the JVCO for the mutual benefit of both shareholders, Schedule B-3 to the Agreement shall be deleted and replaced with a new Schedule B-3 in the form attached hereto as Schedule B-3.

     3. Section 6.02(d). Section 6.02(d) of the Agreement is hereby amended to read in its entirety as follows:

               (d) *

     4. Section 3.11. Section 3.11 of the Agreement is hereby amended by adding the following sentence to the end of such section:

     "Notwithstanding the foregoing, the compensation for the Chief Executive Officer will be approved by the Board. Any increase in compensation of 100% or less payable by JVCO to its Chief Operating Officer or any of his directly reporting officers may be implemented by the Chief Executive Officer without additional Board approvals. Any adjustment in the compensation payable by JVCO to its Chief Operating Officer or any of the Chief Operating Officer's directly reporting officers that would result in an increase in the compensation of such individual of more than 100%, must be proposed by the Chief Executive Officer of JVCO to the Nomination and Compensation Committee for approval."

     5. Section 3.15(a)(iii)(9). Section 3.15(a)(iii)(9), is deleted from the Agreement in its entirety.

     6. Section 3.17. Section 3.17 of the Agreement is hereby amended to read in its entirety as follows:

               "SECTION 3.17 Approval of Annual Business Plan and Budget and Long-Term Strategic Plan. The CEO of the JVCO shall, not later than 45 days prior to the beginning of each fiscal year, submit to the Steering Committee (i) a proposed business plan for the JVCO that shall include an operating plan, a capital improvement plan and a budget, including a capital expenditure budget and an operating budget, for such fiscal year (the "Annual Business Plan and

          Budget") and (ii) a rolling long-term strategic direction plan for the JVCO for the next three to five fiscal years (the "Long-Term Strategic Plan"). Not later than 10 days prior to the beginning of each fiscal year, the Board shall meet to discuss the Annual Business Plan and Budget and the Long-Term Strategic Plan prepared and submitted by the CEO and shall adopt an Annual Business Plan and Budget for such fiscal year and a Long-Term Strategic Plan relating to the following three to five fiscal years. If the Board does not approve the Annual Business Plan and Budget or the Long-Term Strategic Plan, the CEO will resubmit a revised Annual Business Plan and Budget or the Long-Term Strategic Plan, as applicable, until such time that the Board approves the Annual Business Plan and Budget or the Long-Term Strategic Plan."

     7 Section 3.18(a). Section 3.18(a) of the Agreement is hereby amended by adding the following sentence to the end of such section:

               "The Board has the right to replace the Chief Executive Officer, the Chief Operating Officer and the Chief Operating Officers' directly reporting officers for Cause or performance. Cause shall mean the commission of an indictable offense, or the commission of an act that constitutes bad faith, gross negligence or willful misconduct. Notwithstanding the foregoing, and in recognition of the strong performance of the CEO, COO and directly reporting officers of the COO during the past 2 years, the Board shall not terminate the employment of such officers prior to November 15, 2006, other than a termination for Cause as defined above."

     8. Section 6.05. Section 6.05 of the Agreement is hereby amended to read in its entirety as follows:

               "SECTION 6.05 Designated Territory and Other Territory Determinations. Any disputes over definitions of 3Com Designated Territories, JVCO Designated Territories or Other Territories on Schedule B-1, Schedule B-2 and Schedule B-3, respectively, shall be referred to the OEM Committee for resolution. Neither Schedule B-1, Schedule B-2 nor Schedule B-3 may be amended without approval of the OEM Committee."

     9. Section 3.13. Section 3.13 of the Agreement is hereby amended to read in its entirety as follows:

               "(a) The Board shall designate an OEM committee (the "OEM Committee), which shall be composed of two members, one of whom shall be a Huawei Holding Director and one of whom shall be a 3Com Director, subject to the terms of Section 3.09. Regular meetings of the OEM Committee shall be held at least quarterly during each fiscal year and as necessary to hear and resolve disputes or concerns between the Parties (including, for purposes of this Section 3.13, 3Com and Huawei Technologies) relating to the application of the terms of Article VI below (other than Section 6.03(f) and Section 6.03(g)), subject to
          Section 10.13 hereof. The 3Com Parties and the Huawei Parties (and their respective Affiliates) agree to abide by, and to cause their respective Affiliates to abide by, the decisions of the

          OEM Committee. The OEM Committee shall review and approve decisions made on behalf of the JVCO regarding the implementation of all OEM agreements of the JVCO with new OEM partners that are expected to result in an increase in JVCO annual revenue by more than twenty five percent (25%), to be determined by reference to the most recently completed fiscal quarter (with the determination to be made on an annualized basis) and, accordingly, could result in a significant funding requirement for capital assets, operating expenses and working capital outside the normal course of business. The OEM Committee shall also have the authority to amend Schedule C and Schedule D. All decisions of the OEM Committee regarding these and other JVCO matters to be decided by the OEM Committee must be unanimous. Unanimous decisions of the OEM Committee with respect to matters under its jurisdiction shall be binding upon the Board of Directors of the JVCO. In the event that the OEM Committee fails to make a unanimous decision with respect to any particular matter under its jurisdiction, such matter shall constitute a Fundamental Decision (as defined in Section 3.15) that must be approved by the affirmative vote of at least two-thirds of the Directors, which shall include at least one (1) Huawei Holding Director and one (1) 3Com Director. The Parties intend to further discuss and refine the scope and operation of the OEM Committee following the execution of this Agreement.

               (b) Subject to the other provisions of this Agreement, JVCO management shall be responsible for OEM matters that are material to the JVCO, including (a) new OEM partners, (b) initial product specifications and material changes to such specifications, (c) initial product pricing, margins and royalty rates and any material changes thereto, (d) initiation or discontinuation of the sale of any products by the JVCO and (e) ownership and licensing of new intellectual property created pursuant to such OEM arrangements. In addition, JVCO management shall inform the OEM Committee of all new OEM arrangements on at least a quarterly basis."

     10. Entire Agreement. Except as amended and set forth herein, the Agreement shall remain in full force and effect. The Agreement and any attachments or exhibits thereto, together with this Amendment No. 2, constitute the entire agreement between the Parties with respect to the subject matter therein. To the extent there are conflicts or inconsistencies between the terms of this Amendment No. 2 and the Agreement, the terms of this Amendment No. 2 shall govern.

                            [SIGNATURE PAGE FOLLOWS]


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     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 2 to be executed by their respective officers thereunto duly authorized.

                                        SHENZHEN HUAWEI INVESTMENT & HOLDING CO,
                                        LTD.


                                        By: /s/ REN ZHENGFEI
                                            ------------------------------------
                                        Name: Ren Zhengfei
                                        Title: Chief Executive Officer


                                        3COM TECHNOLOGIES


                                        By: /s/ NEAL D. GOLDMAN
                                            ------------------------------------
                                        Name: Neal D. Goldman
                                        Title: President


                                        HUAWEI-3COM CO., LTD.


                                        By: /s/ ZHENG SHUSHENG
                                            ------------------------------------
                                        Name: Zheng Shusheng
                                        Title: Chief Operating OFficer


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                                  SCHEDULE B-3

                                        *


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